Exhibit 99.2

Clyde Ostler to Retire from EXL Board of Directors

NEW YORK, Jan. 12, 2023 — ExlService Holdings, Inc. (NASDAQ: EXLS), a leading global data analytics and digital operations and solutions company, today announced that Clyde W. Ostler will be retiring from the Board of Directors of EXL in June 2023 and will not stand for re-election at EXL’s 2023 annual meeting of stockholders.

“On behalf of EXL and its board of directors, we thank Clyde for the wisdom and guidance he has contributed to the company since joining the board in 2007,” said Vikram S. Pandit, Chairman of the Board of EXL. “His leadership and stewardship as Chair of the Audit Committee from 2012 to 2022 and as a member of the Audit and Compensation Committees from 2007 have helped guide the company to its position today.”

EXL Vice Chairman and Chief Executive Officer Rohit Kapoor said, “Clyde’s contributions to EXL over the past 15 years have been substantial and impactful. He helped EXL transform to the data-led company we are today. Clyde’s vision and strategic mindset helped us create sustainable differentiation and competitive advantage in the marketplace. I am thankful for Clyde’s service to EXL and wish him and his family all the best in retirement.”

“The opportunity to serve on the board of EXL has been a great pleasure,” said Ostler. “EXL has grown from a market capitalization of approximately $600 million in 2007 to over five billion today as a result of the talented team we have here, supported by a strong performance culture and effective strategy and execution. I leave knowing EXL is in excellent hands as it enters its next phase of growth.”

About EXL

EXL (NASDAQ: EXLS) is a leading data analytics and digital operations and solutions company that partners with clients to improve business outcomes and unlock growth. By bringing together deep domain expertise with robust data, powerful analytics, cloud, artificial intelligence (“AI”) and machine learning (“ML”), we create agile, scalable solutions and execute complex operations for the world’s leading corporations in industries including insurance, healthcare, banking and financial services, media, and retail, among others. Focused on driving faster decision-making and transforming operating models, EXL was founded on the core values of innovation, collaboration, excellence, integrity and respect. Headquartered in New York, our team is over 43,100 strong, with more than 50 offices spanning six continents. For more information, visit www.exlservice.com.

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Keith Little

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John Kristoff

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